Exhibit 10.3

ADVENTRX Pharmaceuticals, Inc.

2005 Employee Stock Purchase Plan

1.    Purpose. The purpose of the 2005 Employee Stock Purchase Plan (the “Plan”) of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”) is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock. The Company intends to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions. As used in the Plan, the terms set forth below shall have the meanings set forth below:

2.1    Acquisition means a merger or consolidation of the Company with and into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more persons (other than any wholly-owned subsidiary of the Company) in a single transaction or series of related transactions.

2.2    Board means the Board of Directors of the Company.

2.3    Code means the Internal Revenue Code of 1986, as amended.

2.4    Common Stock means the Common Stock, par value $0.001 per share, of the Company.

2.5    Compensation means all regular, straight-time compensation, including commissions, but not payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other irregular or infrequent compensation or benefits.

2.6    Continuous Status as an Employee means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

2.7    Contributions means all amounts credited to the account of a participant pursuant to the Plan.

2.8    Designated Subsidiaries means the Subsidiaries which have been or will be designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

2.9    Employee means any person, including an Officer, who is customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company or one of its Designated Subsidiaries.

2.10    Exchange Act means the Securities Exchange Act of 1934, as amended.

2.11    Initial Offering Period means the first Offering Period of the Plan.

2.12    Offering Commencement Date means the first business day of each Offering Period of the Plan.

2.13    Offering Period means any of the periods, generally of six months duration, as set forth in Section 4.

2.14    Officer means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.15    Offering Termination Date means the last business day of each Offering Period of the Plan.

2.16    Parent means a parent corporation of the Company, whether now or hereafter existing, as defined by Section 424(a) of the Code.

2.17    Purchase Price means with respect to an Offering Period an amount equal to 85% of the Fair Market Value (as defined in Section 7.2) of a Share on the Offering Commencement Date or on the Offering Termination Date, whichever is lower; provided, however, that (i) if there is an increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan, (ii) all or a portion of such additional Shares are to be issued with respect to the Offering Period underway at the time of such increase (“Additional Shares”), and (iii) the Fair Market Value of a Share of Common Stock on the date of such increase (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Commencement Date for such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a Share of Common Stock on the Offering Termination Date, whichever is lower.

2.18    Securities Act means the Securities Act of 1933, as amended.

2.19    Share means a share of Common Stock, as adjusted in accordance with Section 18.

2.20    Subsidiary means a subsidiary corporation of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

The terms set forth below have the meanings ascribed to them in the following sections:

Term	Section
Administrator	13.2
AMEX	7.2
Company	1
Fair Market Value	7.2
New Offering Termination Date	18.2
Plan	1
Reserves	18.1

3.    Eligibility.

3.1    Eligible Persons. Any person who is an Employee as of the Offering Commencement Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Sections 5.1 and the limitations imposed by Section 423(b) of the Code.

3.2    Certain Restrictions. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock which would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary of the Company, or (ii) if such option would permit such Employee’s rights to purchase an aggregate of stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Parent or Subsidiaries with a Fair Market Value in excess of Twenty-Five Thousand Dollars ($25,000) (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    Offering Periods. Each Offering Period will begin on January 1 or July 1 and end on the next following June 30 or December 31, respectively. The Initial Offering Period shall commence on July 1, 2005. At any time and from time to time, the Board may change the duration or the frequency of Offering Periods with respect to future Offering Periods or suspend operation of the Plan with respect to Offering Periods not yet commenced.

5.    Participation

5.1    Subscription Agreement. An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s payroll office at least five business days prior to the applicable Offering Commencement Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period. The subscription agreement shall set forth the percentage of the participant’s Compensation (subject to Section 6.1) to be paid as Contributions pursuant to the Plan.

5.2    Timing of Payroll Deductions. Payroll deductions shall commence on the first payroll following the Offering Commencement Date and shall end on the last payroll paid on or prior to the Offering Termination Date of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

5.3    Tax Withholding. Each participant who purchases Shares under the Plan shall thereby be deemed to have agreed that the Company or the Subsidiary that employs the participant shall be entitled to withhold, from any other amounts that may be payable to the participant at or around the time of the purchase, such federal, state, local and foreign income, employment and other taxes which may be required to be withheld under applicable laws. In lieu of such withholding, the Company or such Subsidiary may require the participant to remit such taxes to the Company or such Subsidiary as a condition of the purchase.

6.    Method of Payment of Contributions

6.1    Election. A participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent and not more than 10 percent (or such other percentage as the Board may establish from time to time before an Offering Commencement Date) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to such participant’s account under the Plan. A participant may not make any additional payments into such account.

6.2    Discontinuation; Changes. A participant may discontinue participation in the Plan as provided in Section 10. In addition, if the Board has so announced to Employees at least five days prior to the scheduled beginning of the next Offering Period to be affected by the Board’s determination, a participant may change the rate of such participant’s Contributions with respect to the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in the payroll deduction rate. If otherwise permitted, no such change shall enable a participant to resume Contributions other than as of an Offering Commencement Date, following a withdrawal of Contributions during an Offering Period pursuant to Section 10. Any such change in rate shall be effective as of the first payroll period following the date of filing of the new subscription agreement, if the agreement is filed at least 10 business days prior to such period and, if not, as of the second following payroll period.

6.3    Reductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2, a participant’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to 0%. Payroll deductions reduced to 0% in compliance with this Section 6.3 shall re-commence automatically at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

7.    Grant of Option.

7.1    Number of Shares. On the Offering Commencement Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Offering Termination Date of that Offering Period a number of Shares determined by dividing such Employee’s Contributions accumulated during such Offering Period prior to such Offering Termination Date and retained in the participant’s account as of the Offering Termination Date by the applicable Purchase Price. However, the Board may determine from time to time, prior to the applicable Offering Period, the maximum number of Shares an Employee may purchase during each such Offering Period, provided that any such purchase shall be subject to the limitations set forth in Sections 3.2 and 12.

7.2    Fair Market Value. The fair market value of the Common Stock on a given date (the “Fair Market Value”) shall be (i) the closing sales price on the American Stock Exchange (“AMEX”), or any national securities exchange or other established market on which the Common Stock is then listed (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date) or (ii) determined by the Board in its discretion based on the closing sales price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by AMEX or other such exchange or market, or (iii) if the closing sales price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by AMEX or other such exchange.

8.    Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, such participant’s option for the purchase of Shares will be exercised automatically on the Offering Termination Date of an Offering Period, and the maximum number of full Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in such participant’s account. No fractional Shares shall be issued. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Offering Termination Date. A participant’s option to purchase Shares hereunder shall be exercisable only by such participant during such participant’s lifetime.

9.    Delivery. As promptly as practicable after each Offering Termination Date of each Offering Period, the Company shall arrange the delivery to or for the benefit of each participant, as appropriate, of a certificate representing the Shares purchased upon exercise of such participant’s option. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full Share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other amounts left over in a participant’s account after an Offering Termination Date shall be returned to the participant.

10.    Voluntary Withdrawal; Termination of Employment.

10.1    Withdrawal of Contributions. A participant may withdraw all but not less than all of the Contributions credited to such participant’s account under the Plan at any time prior to each Offering Termination Date by giving written notice to the Company. All of the participant’s Contributions credited to such participant’s account will be paid to such participant promptly after receipt of such participant’s notice of withdrawal and such participant’s option for the current Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.

10.2    Termination of Employment. Upon termination of the participant’s Continuous Status as an Employee prior to the Offering Termination Date of an Offering Period for any reason, including retirement or death, the Contributions credited to such participant’s account will be returned to such participant or, in the case of such participant’s death, to the person or persons entitled thereto under Section 14, and such participant’s option will be automatically terminated.

10.3    Automatic Withdrawal from Plan. In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least 20 hours per week during the Offering Period in which the Employee is a participant, such participant will be deemed to have elected to withdraw from the Plan and the Contributions credited to such participant’s account will be returned and such participant’s option terminated.

10.4    Effect of Withdrawal from Plan. A participant’s withdrawal during an Offering Period will not have any effect upon such participant’s eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

11.    Interest. No interest shall accrue on the Contributions of a participant in the Plan.

12.    Stock.

12.1    Maximum Number of Shares. Subject to adjustment as provided in Section 18, the maximum number of Shares which shall be made available for sale under the Plan shall be 1,000,000 Shares, plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2006 and on each anniversary of that date thereafter equal to the lesser of (i) one percent of the number of outstanding shares of Stock on such day, (ii) 750,000 and (iii) such other amount as the Board may specify prior to the date such annual increase is to take effect. If the Board determines that, on a given Offering Termination Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Commencement Date, or (ii) the number of shares available for sale under the Plan on such Offering Termination Date, the Board may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Commencement Date or Offering Termination Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Offering Termination Date. The Company may make pro rata allocation of the Shares available on the Offering Commencement Date of the applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Commencement Date.

12.2    No Interest or Voting Right. The participant shall have no interest or voting right in Shares covered by such participant’s option until such option has been exercised.

12.3    Registration of Shares. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and such participant’s spouse, as directed by the participant.

13.    Administration.

13.1    Board Authority. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s determinations made in good faith on matters referred to in this Plan shall be final, binding and conclusive on all persons having or claiming any interest under this Plan.

13.2    Designation of Administrator. The Board may from time to time designate an employee or retain a third party to address routine administrative matters. Any employee or third party so designated may be referred to herein as the “Administrator.”

14.    Designation of Beneficiary.

14.1    Designation. A participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to such participant of such Shares and cash. Any such beneficiary shall also be entitled to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Offering Termination Date of an Offering Period.

14.2    Changes to Designation; Lack of Designation. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.    Transferability of Options and Shares.

15.1    Restrictions on Transfer. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10. In addition, if the Board has so announced to Employees at least five days prior to the scheduled beginning of the next Offering Period to be affected by the Board’s determination, any Shares acquired on the Offering Termination Date of such Offering Period may be subject to restrictions specified by the Board on the transfer of such Shares.

15.2    Notice of Transfer. Any participant selling or transferring any or all of such participant’s Shares purchased pursuant to the Plan must provide written notice of such sale or transfer to the Company within five business days after the date of sale or transfer. Such notice to the Company shall include the gross sales price, if any, the Offering Period during which the Shares being sold were purchased by the participant, the number of Shares being sold or transferred and the date of sale or transfer.

16.    Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose and shall be subject to claims by creditors of the Company, and the Company shall not be obligated to segregate such Contributions from its other assets. The Company shall not pay any interest on any Contributions.

17.    Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

18.    Adjustments Upon Changes in Capitalization; Acquisitions.

18.1    Adjustment. Subject to any required action by the stockholders of the Company, the number of shares covered by each option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the maximum number of Shares which may be purchased by a participant in an Offering Period, the number of Shares set forth in Section 12.1, and the price per Share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of the Company’s issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company or the “cashless” or “net” exercise of any derivative securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

18.2    Acquisitions. In the event of a dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of an Acquisition, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, the Offering Period then in progress shall be shortened and a new Offering Termination Date shall be set (the “New Offering Termination Date”), as of which date the Offering Period then in progress will terminate. The New Offering Termination Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten days prior to the New Offering Termination Date, that the Offering Termination Date for such participant’s option has been changed to the New Offering Termination Date and that such participant’s option will be exercised automatically on the New Offering Termination Date, unless prior to such date such participant has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon an Acquisition, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 18); provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.

18.3    Other Adjustments. The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company’s being consolidated with or merged into any other corporation.

19.    Amendment or Termination.

19.1    Amendment or Termination by the Board. The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on an Offering Termination Date or by the Board’s setting a new Offering Termination Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan or the Offering Period is in the best interests of the Company and its stockholders or if continuation of the Plan or the Offering Period would cause the Company to incur adverse accounting charges as a result of the Plan. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any participant.

19.2    Other Powers of the Board. Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20.    Notices and Other Communications. Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at such participant’s residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number or electronic mail address, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; (iii) in the case of facsimile transmission, when confirmed by facsimile machine report; and (iv) in the case of electronic mail, when directed to an electronic mail address at which the receiving party has consented to receive notice, provided, that such consent is deemed revoked if the sender is unable to deliver by electronic transmission two consecutive notices and such inability becomes known to the secretary or assistant secretary of the corporation or to the transfer agent, or other person responsible for giving notice.

21.    Conditions to Issuance of Shares.

21.1    Compliance with Securities Laws. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21.2    Purchaser Representation. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.    Term of Plan; Effective Date. The Plan shall be in effect for a term of ten years beginning on May 24, 2005, the date the requisite number of stockholders of the Company approved the Plan, unless earlier terminated pursuant to Section 19.